EXHIBIT 99.1

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – March 17, 2010 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.09 per share cash dividend.  Common stockholders of record as of April 15, 2010 will be paid the dividend on May 3, 2010.

In announcing the dividend, Chairman William C. Hanse stated, “The cash dividend is our fiftieth consecutive cash dividend to be paid to our shareholders.  The Board of Directors remains diligent in monitoring the Corporation’s dividends on a regular basis.”  Paul Van Ostenbridge, President and Chief Executive Officer continued, “We are pleased to continue to recognize shareholders with this dividend. Although the banking environment continues to be challenging, our management team remains attentive and is appropriately addressing all challenges encountered.”

The Corporation, nevertheless, does not sacrifice its dedication to providing superior customer service.  As evidence of our commitment, we recently opened a new drive-up location in Ridgewood – making banking at ASB more convenient.

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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